Exhibit 10.02

RESTRICTED STOCK AGREEMENT

Valero Energy Corporation 2005 Omnibus Stock Incentive Plan

This Restricted Stock Agreement (“Agreement”) is between Valero Energy Corporation, a Delaware corporation (“Valero”), and                         , an employee of Valero Energy Corporation or one of its Affiliates (“Employee”), who agree as follows:

1.             Introduction.  Pursuant to the Valero Energy Corporation 2005 Omnibus Stock Incentive Plan (the “Plan”), on                       , 2005, Employee was awarded                        shares of Common Stock of Valero under the Plan to Employee as “Restricted Stock” (as defined in the Plan).  The parties hereby enter into this Agreement to evidence the terms, conditions and restrictions applicable to the Restricted Stock.

2.             The Plan, Restrictions, Vesting.  The Plan is incorporated herein by reference for all purposes, and Employee hereby agrees to the terms and conditions stated therein applicable to the Restricted Stock and the rights and powers of Valero and the Compensation Committee as provided therein.  In addition, Employee agrees as follows:

2.01  Except to the extent otherwise provided in the Plan or this Agreement, shares of Restricted Stock issued to Employee under the Plan may not be sold, exchanged, pledged, hypothecated, transferred, garnished or otherwise disposed of or alienated prior to vesting.

2.02  Employee’s rights to and interest in the shares of Restricted Stock described herein shall vest and accrue to Employee in the following increments:            shares on           , 20      ;              shares on                 , 20      ;                shares on                   , 20      ;                  shares on               , 20      ; and                  shares on               , 20        .  The restrictions described in Section 2 of this Agreement shall terminate prior to the expiration of such five-year period (i) upon the retirement, death or total and permanent disability of Employee, or (ii) if a Change of Control with respect to Valero should occur, as set forth in Article 15.4 of the Plan.  In the event Employee’s employment with Valero is terminated, the provisions set forth in Article 9 of the Plan shall apply.

2.03  Employee agrees that in lieu of certificates representing Employee’s shares of Restricted Stock, the Restricted Stock and any Shares issuable in connection with their vesting may be issued in uncertificated form pursuant to the Direct Registration Service of Valero’s stock transfer agent.

2.04  If, as the result of a stock split, stock dividend, combination of shares or any other change, including an exchange of securities for any reason, the Employee shall be entitled to new or additional or different shares of stock or securities, such stock or securities shall be subject to the terms and conditions of the Plan and this Agreement

3.             Limitation.  The Employee shall have no rights with respect to any shares of Restricted Stock not expressly conferred by the Plan or this Agreement.

4.             Miscellaneous.  All capitalized terms contained in this Agreement shall have the definitions set forth in the Plan unless otherwise defined herein. This Agreement shall be binding upon the parties hereto and their respective beneficiaries, heirs, administrators, executors, legal representatives, and successors.

EFFECTIVE as of                           , 20            .

VALERO ENERGY CORPORATION

/s/ Roy M. (Mike) Crownover, Sr.
Roy M. (Mike) Crownover, Sr.
Vice President-Human Resources

Employee